Exhibit 10.1

AMENDMENT NO. 3 TO FORWARD SHARE PURCHASE AGREEMENT

This Amendment No. 3 to Forward Share Purchase Agreement (this “Amendment”) is entered into as of January 23, 2020 (the “Effective Date”), by and among Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), Greenhaven Road Capital Fund 1, LP, a Delaware limited partnership (“Greenhaven Fund 1”), and Greenhaven Road Capital Fund 2, LP, a Delaware limited partnership (“Greenhaven Fund 2” and together with Greenhaven Fund 1, “Greenhaven”). All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Recitals

WHEREAS, the Company and Greenhaven desire to amend the Forward Stock Purchase Agreement (the “Purchase Agreement”), dated September 27, 2019, as amended on October 3, 2019 and December 13, 2019, as provided below.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Amendment to Purchase Agreement.

a.	Section 1.a. of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“a. Forward Share Purchase. Subject to the conditions set forth in Section 4, Greenhaven shall sell and transfer to the Company, and the Company shall purchase from Greenhaven, that number of Shares that the Rights (including the Additional Rights (as defined below)) convert into upon the closing of the Business Combination at the following purchase price: (1) $11.00 per Share for the 248,963 Shares sold to the Company on February 21, 2020; and (2) $11.70 per Share for the next 700,000 Shares held by Greenhaven sold to the Company on August 30, 2020 (collectively, the “Share Purchase Price”).”

b.	Section 1.b of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“b. Closing. The Company shall purchase the applicable Shares (including the Additional Shares (as defined below)) pursuant to Section 1.a. on February 21, 2020 or August 30, 2020 (each, a “Closing Date”). No later than two Business Days before the applicable Closing Date, Greenhaven shall deliver a written notice to the Company specifying the number of Shares the Company is required to purchase, the aggregate Share Purchase Price and instructions for wiring the Share Purchase Price to Greenhaven (the “Purchase Notice”). The closing of the sale of the Shares (the “Closing”) shall occur on the applicable Closing Date. On the applicable Closing Date, Greenhaven shall deliver the Shares (including the Additional Shares) to the Company’s transfer agent, Continental Stock Transfer & Trust Company (“CST”), via a medallion guaranteed stock power, and the Company will submit a written instruction letter to CST directing CST to accept receipt of the applicable Shares. The Company will pay the Share Purchase Price via wire transfer of immediately available funds to the accounts designated by Greenhaven on the applicable Closing Date. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in San Francisco, California.

c.	Section 4.c. of the Purchase Agreement is hereby amended and restated in its entirety as follows:

c. Open Market Sale. Notwithstanding anything to the contrary herein, the parties agree that Greenhaven shall, for the period commencing on the Effective Date and continuing until February 21, 2020, have the right but not the obligation to sell its Shares that the Rights convert into in the open market if the sale price exceeds $8.50 per Share. The parties acknowledge and agree that prior to the Effective Date, Greenhaven has previously sold in the open market 47,232 Shares (the “Previously Sold Shares”). Upon the Company’s written request, Greenhaven shall inform the Company of the number of Shares (including any Additional Shares) that were sold in the open market prior to February 21, 2020 as well as the date of such sales and confirmation that the sale price per Share was greater than $8.50.    On February 21, 2020, the Company shall pay Greenhaven in accordance with Greenhaven’s written instructions an amount equal to (x) the sum of (I) the number of Shares (including any Additional Shares) sold by it pursuant to this Section 4.c plus (II) the Previously Sold Shares, multiplied by (y) the amount by which $11.00 exceeds the sale price per Share. With respect to the Shares (including any Additional Shares) held by Greenhaven after February 21, 2020 and before August 30, 2020, Greenhaven shall have the right but not the obligation to sell such Shares (including any Additional Shares) in the open market if the sale price exceeds $8.50 per Share. Upon the Company’s written request, Greenhaven shall inform the Company of the number of Shares (including any Additional Shares) that were sold in the open market after February 21, 2020 and before August 30, 2020 as well as the date of such sales and confirmation that the sale price per Share was greater than $8.50. On August 30, 2020, the Company shall pay Greenhaven in accordance with Greenhaven’s written instructions an amount equal to (A) the number of Shares (including any Additional Shares) sold between February 21, 2020 and August 30, 2020 multiplied by (B) the amount by which $11.70 exceeds the sale price per Share.”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all the terms, conditions and covenants set forth in the Purchase Agreement shall remain unmodified and in full force and effect and are ratified in all respects.

3. General Provisions.

a. After the effective date of this Amendment, any reference to the Purchase Agreement shall mean the Purchase Agreement as supplemented by this Amendment. Notwithstanding anything to the contrary in the Purchase Agreement, in the event of a conflict between the terms and conditions of this Amendment and those contained within the Purchase Agreement, the terms and conditions of this Amendment shall prevail.

b. By signing below, each of the signatories hereto represent that they have the authority to execute this Amendment and to bind the party on whose behalf this Amendment is executed.

c. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

GREENHAVEN:

Greenhaven Road Capital Fund 1, LP,

By:	/s/ Scott Miller
Name: Scott Miller
Title: Authorized Person
Address: 8 Sound Shore Drive, Suite 190, Greenwich CT 06830

Greenhaven Road Capital Fund 2, LP

By:	/s/ Scott Miller
Name: Scott Miller
Title: Authorized Person
Address: 8 Sound Shore Drive, Suite 190, Greenwich CT 06830

COMPANY:

Kaleyra, Inc.

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 3 to Forward Share Purchase Agreement]